                                                                      EXHIBIT 12

                          OGLETHORPE POWER CORPORATION
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                        TWELVE MONTHS                          YEAR ENDED DECEMBER 31,
                                            ENDED          ---------------------------------------------------------------
                                      SEPTEMBER 30, 1997      1996         1995         1994         1993         1992
                                     --------------------  -----------  -----------  -----------  -----------  -----------
                                                                               (DOLLARS IN THOUSANDS)
Net margin before cumulative effect
  of change in accounting
  principle........................      $      9,600      $    21,752  $    22,258  $    23,082  $    12,381  $    27,472
Add: Income taxes..................                 0                0            0            0        1,820        3,966
  Cumulative effect of change in
    accounting for income taxes....                 0                0            0            0       13,340            0
                                           ----------      -----------  -----------  -----------  -----------  -----------
Net margin before income taxes.....             9,600           21,752       22,258       23,082       27,541       31,438
Add: Fixed charges.................           299,353          328,907      341,307      341,388      380,857      413,673
Deduct: Patronage allocation from
  associated organizations.........              (288)               1          (50)        (364)        (506)         (56)
                                           ----------      -----------  -----------  -----------  -----------  -----------
    Total..........................      $    308,665      $   350,660  $   363,515  $   364,106  $   407,892  $   445,055
                                           ----------      -----------  -----------  -----------  -----------  -----------
                                           ----------      -----------  -----------  -----------  -----------  -----------
Earnings plus fixed charges........      $    308,665      $   350,660  $   363,515  $   364,106  $   407,892  $   445,055
                                           ----------      -----------  -----------  -----------  -----------  -----------
Fixed charges......................           299,353          328,907      341,307      341,388      380,857      413,673
Ratio of earnings to fixed
  charges..........................              1.03             1.07         1.07         1.07         1.07         1.08